NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 1, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On July 1, 2026, Exxon Mobil Corporation, a New Jersey corporation, completed its previously announced redomiciliation reorganization pursuant to the Agreement and Plan of Merger, dated as of April 8, 2026 , by and among ExxonMobil, ExxonMobil Holdings Corporation, a Texas corporation, and Ensign LLC, a Texas limited liability company. This Form 25 is only for the removal from listing on the Exchange of Exxon Mobil Corporation Common Stock (OLD XOM, CUSIP: 30231G102) and not a termination of the registration of ExxonMobil Holdings Corporation Common Stock (NEW XOM, CUSIP: 30233Q108) under Section 12(b) of the Exchange Act.